Exhibit 99.1

For Release August 15, 2007 8:00 AM EDT, 5:00 AM PDT

LiveWorld Announces Second Quarter 2007 Financial Results; Company Continues to Grow Revenue
Year-Over-Year and Completes Registration with the SEC

San Jose, Calif.—August 15, 2007 – LiveWorld, Inc. (OTC Pink Sheets: LVWD.PK), a leading online social networking and community services marketing agency, today announced financial results for the second quarter and six months ended June 30, 2007. For the second quarter of 2007, LiveWorld reported revenues of $2.5 million, up from $2.1 million reported for the second quarter 2006, or grew 17% year-over-year. This includes 136% year-over-year growth excluding revenues from the company’s two largest clients, AOL US and eBay, demonstrating the Company’s continued drive to develop new client relationships through its marketing and sales efforts surrounding its Community Center services. Additionally, the Company announced it has completed its registration with the SEC and is currently targeting early in the fourth quarter of 2007 to begin trading on the NASD OTC Bulletin Board from the Pink Sheets.

“In the second quarter we continued to add new clients as acceptance of our innovative 100% private label social network solution grows,” said Peter Friedman, LiveWorld’s Chairman & CEO. “The combination of a wide range of end user features, moderation tools, reporting tools and a value add managed community approach enables us to serve the leading global brands.”

“During the quarter, we successfully completed our registration with the SEC and will now provide the investment community the transparency they expect from a publicly reporting company,” said David Houston, Chief Financial Officer. “We are currently targeting a move to trade on the NASD OTC Bulletin Board from the Pink Sheets early in the fourth quarter of 2007.”

Revenues: Total revenues for the second quarter were $2.5 million, as compared to $2.1 million reported in the second quarter of 2006 and $2.6 million reported in the first quarter of 2007. Total revenues for the six months ended June 30, 2007 increased to $5.1 million, compared to $4.6 million in the prior year period, or grew 10% year-over-year. Excluding AOL US and eBay, revenues for the six months ended June 30, 2007, grew 124% over the prior year period.

Cash Generated from Operations: For the six months ended June 30, 2007 the Company generated cash from operations of $63,000 which is a decrease of $410,000 from the six months ended June 30, 2006. This reduction in cash generation is a result of the expansion of personnel to develop sales opportunities, as well as, delivering on client projects and new development work.

Net Loss Including the Impact of Non-Cash Stock Expense: The net loss for the second quarter of 2007, including non-cash expense was approximately $637,000, or a loss of $0.02 per share. Second quarter of 2007 net loss includes non-cash expense of approximately $280,000. This compares to a net loss for the second quarter of 2006 of approximately $67,000, which included non-cash expense of $134,000 and a net loss of approximately $623,000 for the first quarter of 2007, which included non-cash expense of $ 248,000 for the period.

Cash: The Company ended the second quarter of 2007 with approximately $3.1 million in cash and cash equivalents.

About LiveWorld, Inc.

LiveWorld (OTC Pink Sheets: LVWD.PK, www.liveworld.com) is a leading interactive marketing agency specializing in private label online social networks and communities for Fortune 1000 companies.

LiveWorld designs, builds, application hosts, moderates and community manages social networks, blogs, user video and community sites for its clients, as well as providing overall social network strategy and brand consulting. Among the unique benefits LiveWorld offers its customers is a team of experienced moderators, who oversee the activity and user content on LiveWorld, client and third party provided sites. LiveWorld deploys it services in over 70 country-language combinations.

With twenty years of experience, an extensive applications hosting platform, and a track record of delivering over 1 million hours of moderation services, LiveWorld is the trusted partner of leading brands worldwide, including: America Online, A&E Television Networks, AOL UK, BEA Systems, BlogSafety.com, Breast Cancer.org, eBay, The Campbell Soup Company, Discovery Communications, HBO, The Hillary Clinton For President Campaign, IDG, Intel, JumpTheShark.com, Kraft Foods, Land Rover, Match.com, Mattel, MINI Cooper USA, MTV, The NBA, QVC, Tulane University, TV Guide and Verizon. Agency relationships have included AKQA (consumer packaged goods client), AOL Media (Dove, Holiday Inn Express, Target, media clients), Beam Interactive (MINI Cooper), Digit (media clients), Euro RSCG (Campbells, MIN Cooper), Hill, Holiday, Connors, Cosmopulos (financial services client), Ogilvy (Dove, Mattel), Questus (Verizon), and Wunderman UK (Land Rover).

LiveWorld is headquartered in San Jose, California. For further information, visit www.liveworld.com

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act:

This press release may contain forward-looking information concerning LiveWorld’s plans, objectives, future expectations, forecasts and prospects. These statements may include those regarding LiveWorld’s current or future financial performance including but not limited to lists of clients, revenue and profit, use of cash, investments, relationships and the actual or potential impact of stock option expense, LiveWorld’s efforts to list its securities on the OTCBB, and the results of its product development efforts. Actual results may differ materially from those expressed in the forward looking statements made as a result of, among other things, final accounting adjustments and results, LiveWorld’s ability to attract new clients and preserve or expand its relationship with existing clients, LiveWorld’s ability to retain and attract high quality employees, including its management staff, the ability to deliver new innovative products in a timely manner, changing accounting treatments, and other risks applicable to the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. (See the Company’s July 13, 2007 Second Amended Registration Statement on Form 10-SB for a list that includes other possible risk factors.)

LiveWorld Contacts
PR Contact: Barbara Krause: Krause Taylor Associates barbara@krause-taylor.com, Ph: 408-918-9081
IR Contact: Brinlea Johnson: The Blueshirt Group brinlea@blueshirtgroup.com Ph: 415-489-2189

LIVEWORLD, INC.
UNAUDITED CONDENSED BALANCE SHEETS
(In thousands)

	December 31, 2006	June 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,217	$3,120
Accounts receivable, net	1,222	777
Accrued development and set up	72	—
Prepaid expenses	47	116
Other current assets	13	9

Total current assets	4,571	4,022
Property and equipment, net	1,110	987
Investment in joint venture	977	898
Other assets	4	5

Total assets	$6,662	$5,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$343	$551
Accrued salaries	91	22
Accrued vacation	278	371
Due to officer	34	39
Other accrued liabilities	73	132
Current portion of capital lease obligations	53	56
Deferred revenue	527	577

Total current liabilities	1,399	1,748
Long-term capital lease obligation	121	93

Total liabilities	1,520	1,841
Stockholders’ equity
Common stock: $0.001 par value, 100,000,000 shares authorized and 30,682,811 and 30,782,811 issued and outstanding at December 31, 2006 and June 30, 2007 respectively	31	31
Additional paid in-capital	139,589	139,779
Accumulated deficit	(134,478)	(135,739)

Total stockholders’ equity	5,142	4,071

Total liabilities and stockholders’ equity	$6,662	$5,912

LIVEWORLD, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Total revenues	$2,133	$2,492	$4,598	$5,076
Cost of revenues	818	866	1,850	1,916

Gross margin	1,315	1,626	2,748	3,160
Operating expenses
Product development	412	660	752	1,256
Sales and marketing	393	605	912	1,194
General and administrative	636	906	1,139	1,812
Stock based compensation	14	76	15	143

Total operating expenses	1,455	2,247	2,818	4,405

Loss from operations	(140)	(621)	(70)	(1,245)
Other income
Interest income, net	17	35	41	81
Gain on sale of assets	56	—	56	—

Income (loss) before taxes	(67)	(586)	27	(1,164)
Income tax provision	—	(3)	(12)	(18)

Equity in net loss of unconsolidated affiliate	—	(48)	—	(79)

Net income (loss)	(67)	(637)	15	(1,261)

Net income (loss) per share – basic and diluted	$(0.00)	$(0.02)	$0.00	$(0.04)

Shares used in computing basic and diluted income (loss) per share	26,820,889	30,749,477	26,818,889	30,853,582
Departmental allocation of stock-based compensation:
Product development	7	39	8	69
Sales and Marketing	4	14	4	28
General and administrative	3	23	3	46

Total stock based compensation	$14	$76	$15	$143

LIVEWORLD, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2006	2007
Cash flows from operating activities
Net income or (loss)	$15	$(1,261)
Adjustments to reconcile net income (loss) provided by (used in) operating activities:
Stock based compensation expense	15	143
Depreciation of long-lived assets	218	306
Equity in net loss of unconsolidated affiliate	—	79
Changes in operating assets and liabilities:
Accounts receivable	89	445
Other assets	(65)	(66)
Accounts payable	280	208
Accrued development and set-up	—	72
Accrued liabilities	6	87
Deferred revenue	(85)	50

Net cash provided by operating activities	473	63

Cash flows from investing activities
Purchase of property and equipment	(539)	(182)
Investment in joint venture	—	—
Proceeds from repayment of note receivable from stockholder	6	—

Net cash used by investing activities	(533)	(182)

Cash flows from financing activities:
Payments on capital leases	—	(25)
Proceeds from exercise of stock options	—	47

Net cash provided by financing activities	—	22

Change in cash and cash equivalent	(60)	(97)
Cash and cash equivalents, beginning of period	1,426	3,217

Cash and cash equivalents, end of period	$1,366	$3,120

Supplemental disclosure of cash flow activities:
Income taxes paid	$14	$19

Interest expense paid	$—	$7